                                                                      EXHIBIT 99

                                  NEWS RELEASE

www.twc.com

NYSE:WMB


    ----------------------------------------------------------------------------

DATE:      JULY 22, 1998

CONTACT:   JIM GIPSON               (918) 588-2111 (MEDIA)
           MARK HUSBAND             (918) 588-2087 (INVESTORS)
           RICHARD GEORGE           (918) 588-3679




             WILLIAMS' RESULTS REDUCED BY ENERGY MARKET CONDITIONS,
                         LOSS PROVISION AND MAPCO COSTS


           TULSA -- The Williams Companies, Inc. today reported unaudited net income of $60.7 million, or 14 cents per share on a diluted basis, for the second quarter that ended June 30. Results were reduced by pre-tax charges of $25 million, or 3 cents per share, for a loss provision related to a recent federal regulatory action and by additional merger-related costs connected with the acquisition of MAPCO.

           These results compare with unaudited restated net income of $118.5 million, or 28 cents per share, for the same quarter of 1997, when results were increased by $44.5 million, or 10 cents per share, due to a gain recognized from a transaction involving the company's customer-premise equipment business.

           "While there are bright spots due to our growth in scale from the acquisition of MAPCO, conditions in segments of the unregulated energy market remain difficult," said Keith E. Bailey, chairman, president and chief executive officer. "Our gas pipeline business continues to perform very well, which is testimony to our aggressive attention to fully serving existing customers while attacking new markets in the most cost efficient manner possible.

           "On the communications side, progress on our national fiber-optic network is exceeding our expectations in both cost and construction time, and our customer-premise equipment business is posting record levels of new orders," Bailey said. "Although we are obviously disappointed by the current earnings level, we are very pleased with the progress being made in positioning the company to meet its strategic goals, and we remain confident in our ability to achieve our longer term performance objectives."

           For the first six months of 1998, Williams reported unaudited net income of $128.8 million, or 29 cents per share on a diluted basis, compared with net income of $297.1 million, or 69 cents per share, during the same period last year. Absent debt restructuring costs and MAPCO merger-related expenses, Williams' results for the first half of 1998 would have been approximately 39 cents per share on a diluted basis.

           Williams' acquisition of MAPCO, which closed on March 28, is accounted for as a "pooling of interests." Financial results included in this earnings report reflect the combined results of Williams and MAPCO. The prior year's results have been restated as if the companies had been combined during previous reporting periods.

           Following is a second quarter 1998 summary of Williams' major business groups:

           GAS PIPELINE, the nation's largest transporter of natural gas through systems that span the country, reported second quarter operating profit of $153 million, compared with operating profit of $131.2 million in the second quarter of 1997.

          The increase primarily is due to the impact of expansion projects on the Transco system placed into service in late 1997, increased short-term firm transportation at Northwest and adjustments relating to new rates placed into effect at Transco last year.

           For the first six months of 1998, Williams' gas pipeline business reported operating profit of $348 million, compared with operating profit of $312.2 million during the same period of 1997.

           Besides Transco and Northwest, the other systems that comprise this group are Central, Kern River and Texas Gas.


           ENERGY SERVICES, which provides a full spectrum of traditional and advanced energy products and services, reported second quarter operating profit of $106.3 million, compared with operating profit of $115.2 million in the second quarter of 1997.

           The decrease in operating profit primarily was due to:

> A $15.5 million loss provision related to a July 15 order from the Federal Energy Regulatory Commission that challenges the rate-making methodology in some markets served by the company's petroleum products pipeline. The order, which would require refunds to some customers, will be appealed.

> Natural gas trading profits and per-unit natural gas liquids margins that were significantly less than the same period a year ago.

> And $6.1 million in additional MAPCO merger-related costs, with an additional $3.4 million in similar costs recorded as general corporate expenses.

           Partially offsetting these negative impacts were substantial increases in operating profit from crude oil and refined petroleum product trading activities, and the favorable settlement of a long-term transportation contract.

           With the exception of market volatility, the second quarter of this year saw many of the same energy market conditions that negatively impacted the first quarter -- such as low natural gas liquids prices and relatively high natural gas prices.

           For the first six months of 1998, Energy Services reported operating profit of $199.1 million -- which includes $42 million in MAPCO merger-related costs -- compared with operating profit of $275.9 million during the same period last year.

           The units comprising Energy Services are: Energy Marketing & Trading, Exploration & Production, Midstream Gas & Liquids and Petroleum Services.


           COMMUNICATIONS, which includes a leading-edge broadband network, single-source business communications systems integration and multiple technology applications for businesses, reported a second quarter operating loss of $10.5 million, compared with an operating profit of $3.3 million in the same quarter of 1997.

           Revenue during the second quarter of 1998 is 15 percent higher than the same period a year ago. This quarter's operating loss reflects the costs of creating a business platform that will differentiate Williams from its competitors, and from the continuing losses in the advanced applications business.

           The second quarter operating loss was significantly less than the first quarter's, due primarily to improvements in the solutions business, where new orders reached record levels in June. Total sales order backlog increased by $44 million, to a record of $247 million, an increase of 22 percent from the end of last year.

           While not anticipating 1998 will be a profitable year, the quarterly financial performance of Williams' communications business is expected to improve as the year progresses.

           The 1998 construction of the network continues ahead of schedule and on budget. Of the total 32,000 planned miles, 14,850 miles -- including the 11,000-mile multimedia network -- are lighted and being made available for service. Some 10,920 miles are under construction, of which 6,625 miles of dark fiber construction have been completed. The company expects to exit the year with nearly 18,000 miles of functioning network.

           Also during the quarter, a significant lawsuit with WorldCom was settled, resulting in a clarification that Williams' multimedia network can be used for Internet services and will become unrestricted by July 2001. In addition, Williams will have the right to acquire additional miles of fiber from WorldCom.

           For the first six months of 1998, Communications reported an operating loss of $30.6 million compared with operating profit of $1.3 million during the same period of 1997.


Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

                                                                 [WILLIAMS LOGO]
FINANCIAL HIGHLIGHTS
(UNAUDITED)



                                                         Three months ended            Six months ended
                                                             June 30,                     June 30,
-----------------------------------------------------------------------------------------------------------------------------
(Millions, except per-share amounts)                   1998           1997*          1998           1997*
-----------------------------------------------------------------------------------------------------------------------------
Revenues                                          $    1,640.7   $    1,870.9   $    3,600.5   $    3,799.5
Income before extraordinary loss                  $       60.7   $      118.5   $      133.6   $      297.1
Extraordinary loss                                $         --   $         --   $       (4.8)  $         --
Net income                                        $       60.7   $      118.5   $      128.8   $      297.1
Basic earnings per common share:
     Income before extraordinary loss             $        .14   $        .28   $        .31   $        .71
     Extraordinary loss                           $         --   $         --   $       (.01)  $         --
     Net income                                   $        .14   $        .28   $        .30   $        .71
     Average shares (thousands)                        426,163        411,423        421,780        411,534
Diluted earnings per common share:
     Income before extraordinary loss             $        .14   $        .28   $        .30   $        .69
     Extraordinary loss                           $         --   $         --   $       (.01)  $         --
     Net income                                   $        .14   $        .28   $        .29   $        .69
     Average shares (thousands)                        441,464        428,496        440,254        428,824
Shares outstanding as June 30 (thousands)                                            424,406        408,057
----------------------------------------------------------------------------------------------------------------------------


* Amounts have been restated to reflect the acquisition of MAPCO Inc. which has been accounted for as a pooling of interests. (See Note 1 of Notes to Consolidated Statement of Income for additional information.)

CONSOLIDATED STATEMENT OF INCOME                                 [WILLIAMS LOGO]
(UNAUDITED)


                                                                     Three months ended       Six months ended
                                                                           June 30,                 June 30,
                    --------------------------------------------------------------------------------------------
                    (Millions, except per-share amounts)              1998        1997*       1998        1997*
                    --------------------------------------------------------------------------------------------
REVENUES            Gas Pipelines (Note 2)                         $   400.0    $  397.4   $   843.3   $   839.1
                    Energy Services (Note 2)                           997.2     1,362.4     2,360.9     2,869.3
                    Communications                                     413.3       359.1       801.1       575.7
                    Other                                               13.3         9.2        25.5        19.1
                    Intercompany eliminations                         (183.1)     (257.2)     (430.3)     (503.7)
                    --------------------------------------------------------------------------------------------
                         Total revenues                              1,640.7     1,870.9     3,600.5     3,799.5
                    --------------------------------------------------------------------------------------------
PROFIT-CENTER       Costs and operating expenses                     1,119.2     1,419.2     2,542.3     2,844.8
COSTS AND           Selling, general and administrative expenses       245.5       201.1       479.4       372.8
EXPENSES            Other (income) expense - net (Notes 1 and 2)        23.1        (5.5)       55.0        (9.7)
                    --------------------------------------------------------------------------------------------
                         Total profit-center costs and expenses      1,387.8     1,614.8     3,076.7     3,207.9
                    --------------------------------------------------------------------------------------------
OPERATING           Gas Pipelines (Note 2)                             153.0       131.2       348.0       312.2
PROFIT              Energy Services (Note 2)                           106.3       115.2       199.1       275.9
                    Communications                                     (10.5)        3.3       (30.6)        1.3
                    Other                                                4.1         6.4         7.3         2.2
                    --------------------------------------------------------------------------------------------
                         Total operating profit                        252.9       256.1       523.8       591.6
                    General corporate expenses (Note 1)                (18.1)      (22.0)      (58.9)      (39.1)
                    Interest accrued                                  (126.5)     (116.9)     (244.5)     (226.2)
                    Interest capitalized                                 7.8         5.1        16.0         7.4
                    Investing income                                      .3         2.6         3.0         9.4
                    Gain on sale of interest in subsidiary (Note 3)       --        44.5          --        44.5
                    Gain on sale of assets (Note 4)                       --          --          --        66.0
                    Minority interest in income of
                      consolidated subsidiaries                         (3.3)       (6.2)       (5.6)       (7.4)
                    Other expense-net                                  (10.1)       (3.5)      (12.4)       (2.8)
                    --------------------------------------------------------------------------------------------
                    Income before income taxes                         103.0       159.7       221.4       443.4
                    Provision for income taxes                          42.3        41.2        87.8       146.3
                    --------------------------------------------------------------------------------------------
                    Income before extraordinary loss                    60.7       118.5       133.6       297.1
                    Extraordinary loss (Note 5)                           --          --        (4.8)         --
                    --------------------------------------------------------------------------------------------
                    Net income                                          60.7       118.5       128.8       297.1
                    Preferred stock dividends                            1.6         2.6         3.8         5.2
                    --------------------------------------------------------------------------------------------
                    Income applicable to common stock               $   59.1    $  115.9    $  125.0    $  291.9
                    --------------------------------------------------------------------------------------------
EARNINGS            Basic earnings per common share:
PER SHARE                Income before extraordinary loss           $    .14    $    .28    $    .31    $    .71
                         Extraordinary loss (Note 5)                      --          --        (.01)         --
                    --------------------------------------------------------------------------------------------
                         Net income                                 $    .14    $    .28    $    .30    $    .71
                    --------------------------------------------------------------------------------------------
                    Diluted earnings per common share:
                         Income before extraordinary loss           $    .14    $    .28    $    .30    $    .69
                         Extraordinary loss (Note 5)                      --          --        (.01)         --
                    --------------------------------------------------------------------------------------------
                         Net income                                 $    .14    $    .28    $    .29    $    .69
                    --------------------------------------------------------------------------------------------



              *Amounts have been restated to reflect the acquisition of MAPCO Inc. which has been accounted for as a pooling of interests, and certain revenue amounts have been reclassified to conform to current year classifications. (See Note 1 of Notes to Consolidated Statement of Income for additional information.)


              See accompanying notes.

                                                                 [WILLIAMS LOGO]

NOTES TO CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

1.   BASIS OF PRESENTATION
-------------------------------------------------------------------------------

   MAPCO ACQUISITION
   -----------------


   On March 28, 1998, Williams completed the acquisition of MAPCO Inc. Williams acquired MAPCO by exchanging 1.665 shares of Williams common stock for each outstanding share of MAPCO common stock. In addition, outstanding MAPCO stock options have been converted into Williams common stock. A total of 98.8 million shares of Williams common stock valued at $3.1 billion, based on the closing market price of Williams common stock on March 27, 1998, were issued in the transaction. MAPCO is engaged in the NGL pipeline, petroleum refining and marketing and propane marketing businesses, and is included as part of the Energy Services' business unit.


   The merger constitutes a tax-free reorganization and is accounted for as a pooling of interests. Accordingly, all prior period consolidated financial information and statistics have been restated to include the combined results of operations, financial position and cash flows of MAPCO Inc. and Williams.

   In connection with the merger, Williams has recognized approximately $68 million in merger-related costs comprised primarily of outside professional fees and early retirement and severance costs. Approximately $42 million of these merger-related costs are included in other (income) expense-net as a component of Energy Services' operating profit (see Note 2) and approximately $26 million is included in general corporate expenses.

   OTHER
   -----

   Effective April 1, 1998, certain marketing activities of natural gas liquids (previously reported in Midstream Gas & Liquids) and petroleum refining products (previously reported in Petroleum Services) were transferred to Energy Marketing & Trading and combined with its commodity risk trading operations. As a result, revenues and operating profit amounts for the three months and six months ended June 30, 1997, have been restated to reflect this classification. These marketing activities are reported through first-quarter 1998 on a "gross" basis in the Consolidated Statement of Income as revenues and profit-center costs within Energy Marketing & Trading. Concurrent with completing the combination of such activities with the commodity risk trading operations of Energy Marketing & Trading, the related contract rights and obligations of certain of these operations were recorded in the balance sheet on a market-value basis consistent with Energy Marketing & Trading's accounting policy, and the related income statement presentation relating to these operations was changed effective April 1, 1998 to reflect these revenues net of the related costs to purchase such items.


   On April 30, 1997, Williams and Northern Telecom (Nortel) combined their customer-premise operations into a limited liability company, Williams Communications Solutions, LLC (LLC) (see Note 3). Communications' revenues and operating profit amounts include the operating results of the LLC beginning May 1, 1997.


   Operating profit of operating companies may vary by quarter. Based on current rate structures and/or historical maintenance schedules, Transcontinental Gas Pipe Line and Texas Gas Transmission experience lower operating profits in the second and third quarters as compared with the first and fourth quarters.

2.   REVENUES AND OPERATING PROFIT
-------------------------------------------------------------------------------

          Revenues and operating profit of Gas Pipelines and Energy Services for the three and six months ended June 30, 1998 and 1997, are as follows:


                                            Three months ended June 30,                     Six months ended June 30,
(MILLIONS)                                Revenues           Operating Profit           Revenues          Operating Profit
---------------------------------------------------------------------------------------------------------------------------
                                       1998       1997       1998        1997        1998       1997       1998        1997
---------------------------------------------------------------------------------------------------------------------------
Gas Pipelines:
     Central                       $   40.3   $   40.9   $   11.4    $   11.6    $   85.9   $   87.8   $   29.4    $   32.3
     Kern River Gas
          Transmission                 40.3       42.3       27.5        31.0        81.5       82.0       56.5        60.0
     Northwest Pipeline                70.3       66.1       35.3        30.0       141.5      133.3       69.4        59.2
     Texas Gas Transmission            56.2       60.0       10.5         8.4       143.8      157.2       53.3        51.8
     Transcontinental Gas
          Pipe Line                   192.9      188.1       68.3        50.2       390.6      378.8      139.4       108.9
---------------------------------------------------------------------------------------------------------------------------
                                   $  400.0   $  397.4   $  153.0    $  131.2    $  843.3   $  839.1   $  348.0    $  312.2
---------------------------------------------------------------------------------------------------------------------------
Energy Services:
     Energy Marketing
          & Trading                $  174.6   $  429.6*  $    4.1    $  (20.3)*  $  655.2   $  987.2*  $   20.7    $   12.2*
     Exploration & Production          37.5       24.6        8.0         4.1        78.1       62.4       20.3        14.7
     Midstream Gas & Liquids          202.5      249.6*      54.8        69.8*      441.9      522.6*     121.1       154.3*
     Petroleum Services               582.6      658.6*      45.5        61.6*    1,185.7    1,297.1*      79.0        94.7*
     Merger-related costs              --         --         (6.1)       --          --         --        (42.0)       --
---------------------------------------------------------------------------------------------------------------------------
                                   $  997.2   $1,362.4*  $  106.3    $  115.2*  $ 2,360.9   $2,869.3*   $ 199.1    $  275.9*
---------------------------------------------------------------------------------------------------------------------------
* Amounts have been restated as described in Note 1.

                                                                 [WILLIAMS LOGO]

(UNAUDITED)

2. REVENUES AND OPERATING PROFIT (CONTINUED)
-----------------------------------------------------------------------------
    Included in the second quarter 1998 other (income) expense-net and operating profit for Petroleum Services is a loss provision for a recent order from the Federal Energy Regulatory Commission (FERC). On July 15, 1998, Williams Pipe Line Company received an Order from the FERC which affirmed an administrative law judge's 1996 initial decision regarding ratemaking proceedings for the period September 15, 1990 through May 1, 1992. The FERC has ruled that the company did not meet its burden of establishing that its transportation rates in its 12 noncompetitive markets were just and reasonable for the period and has ordered refunds. The company continues to believe it has collected rates for that period that will ultimately be approved on appeal. However, due to this FERC decision, the company accrued $15.5 million, including interest, for potential refunds to customers for the issues described above.

    Since May 1, 1992, Williams Pipe Line has collected and recognized as revenues $113 million in noncompetitive markets that are in excess of tariff rates previously approved by the FERC that are subject to refund with interest. The company believes that the tariff rates collected in these markets during this period will be justified in accordance with the FERC's cost basis guidelines and will be making the appropriate filings with the FERC to support this position.

3.  SALE OF INTEREST IN SUBSIDIARY
-----------------------------------------------------------------------------


    On April 30, 1997, Williams and Nortel combined their customer-premise equipment sales and service operations into a limited liability company, Williams Communications Solutions, LLC (LLC). In addition, Williams paid $68 million to Nortel. Williams has accounted for its 70 percent interest in the operations that Nortel contributed to the LLC as a purchase business combination and beginning May 1, 1997, has included the results of operations of the acquired company in Williams' Consolidated Statement of Income. Accordingly, the acquired assets and liabilities have been recorded based on an allocation of the purchase price, with substantially all of the cost in excess of historical carrying values allocated to goodwill. The goodwill is being amortized using the straight-line method over approximately 25 years.


    Williams recorded the 30 percent reduction in its operations contributed to the LLC as a sale to the minority shareholders of the LLC. Williams recognized a gain of $44.5 million based on the fair value of its operations contributed to the LLC. Income taxes were not provided on the gain because the transaction did not affect the difference between the financial and tax bases of identifiable assets and liabilities.

4.  SALE OF ASSETS
-----------------------------------------------------------------------------

    In January 1997, Williams sold its interest in the natural gas liquids and condensate reserves in the West Panhandle field of Texas for $66 million in cash. The sale resulted in a $66 million pre-tax gain on the transaction, because the related reserves had no book value.

5.  EXTRAORDINARY LOSS
-----------------------------------------------------------------------------

    The extraordinary loss in 1998 resulted from the early extinguishment of debt. Williams paid $54.4 million to redeem higher interest rate debt for a $4.8 million net loss (net of a $2.6 million benefit for income taxes).

OPERATING STATISTICS                                             [WILLIAMS LOGO]


                                                             Three months ended            Six months ended
                                                                   June 30,                    June 30,
-----------------------------------------------------------------------------------------------------------
                                                             1998           1997           1998        1997
-----------------------------------------------------------------------------------------------------------
Gas Pipelines:
  Central
   Throughput (TBtu)                                         63.3           57.3          169.4       171.6
   Average daily transportation volumes (TBtu)                 .7             .6             .9          .9
   Average daily firm reserved capacity (TBtu)                2.1            2.0            2.1         2.1

  Kern River Gas Transmission
   Throughput (TBtu)                                         73.1           72.9          148.7       131.1
   Average daily transportation volumes (TBtu)                 .8             .8             .8          .8
   Average daily firm reserved capacity (TBtu)                 .7             .7             .7          .7

  Northwest Pipeline
   Throughput (TBtu)                                        174.7          173.8          383.1       373.9
   Average daily transportation volumes (TBtu)                1.9            2.0            2.1         2.1
   Average daily firm reserved capacity (TBtu)                2.5            2.5            2.5         2.4

  Texas Gas Transmission
   Throughput (TBtu)                                        171.1          176.4          391.0       402.6
   Average daily transportation volumes (TBtu)                1.9            1.9            2.2         2.2
   Average daily firm reserved capacity (TBtu)                1.8            1.8            2.2         2.2

  Transcontinental Gas Pipe Line
   Throughput (TBtu)                                        375.5          391.6*         810.8       823.9*
   Average daily transportation volumes (TBtu)                4.1            4.3*           4.5         4.3*
   Average daily firm reserved capacity (TBtu)                6.5            5.5            6.2         5.4

Communications:
  Communications Solutions (millions)
   Backlog at June 30                                                                    $246.6      $232.5
   Orders                                                  $370.4         $332.1         $715.0      $467.1
  Network Services
   Total planned route miles                                                             32,000         **
   Multi-media network miles                                                             11,000         **
   Route miles under construction
     Project miles                                                                       10,920         **
     Right of way acquired                                                                9,610         **
     Dark fiber                                                                           6,625         **
     Lit                                                                                  3,850         **

 *Reserved
**Information not applicable in 1997

OPERATING STATISTICS (CONTINUED)                                 [WILLIAMS LOGO]

                                                                    Three months ended       Six months ended
                                                                          June 30,                June 30,
--------------------------------------------------------------------------------------------------------------
                                                                      1998        1997        1998        1997
--------------------------------------------------------------------------------------------------------------


Energy Services:
     Energy Marketing & Trading
       Physical Trading
          Natural gas (TBtuD)                                          3.2         2.8         3.5         2.8
          Power (GWh/hour)                                             4.1         0.7         3.9          .6
       Propane Marketing
          Retail (million gallons)                                    38.1        42.2       143.7       142.4

     Exploration & Production
       Natural gas production (TBtu)                                   9.2         8.8        19.4        17.9

     Midstream Gas & Liquids
       Field Services
          Gathering volumes (TBtu)                                   533.9       531.3     1,062.3      1058.5
          Processing volumes (TBtu)                                  131.9       126.2       268.3       251.5
          Natural gas liquids sales (million gallons)                133.0       129.1       285.5       263.5
       Natural Gas Liquids Pipeline
          Barrel miles - total system (billions)                      35.3        34.2        68.6        71.1
          Mid-America Pipeline deliveries (million barrels)           68.3        66.0       136.7       136.3
          Seminole Pipeline deliveries (million barrels)              24.9        26.5        47.1        51.5
          Rocky Mountain Extension deliveries (million barrels)        8.4         8.5        14.6        17.5

     Petroleum Services
       Petroleum Products Pipeline
          Shipments (million barrels)                                 58.1        59.6       110.0       113.5
          Barrel miles (billions)                                     16.0        15.7        28.7        28.8
       Ethanol sales (million gallons)                                45.6        34.2        84.5        63.5
       Refining (crude runs)
          Memphis (MBPD)                                             122.1       111.1       121.2       104.7
          North Pole (MBPD)                                          130.7       126.9       131.7       130.5
       Retail stations
          Average monthly gallons per store (thousands)              168.4       156.0       157.4       153.4
          Average number of stores                                     254         240         253         235

--------------------------------------------------------------------------------------------------------------


Note: Amounts reflect the acquisition of MAPCO Inc.